SHARE EXCHANGE AGREEMENT

by and among

PRECIOUS SHEEN INVESTMENTS LIMITED
a company organized and existing
under the laws of the British Virgin Islands

and

THE SHAREHOLDERS OF
PRECIOUS SHEEN INVESTMENTS LIMITED

on the one hand, and

ENERGROUP HOLDINGS CORP.,
a Nevada corporation

and

THE MAJORITY SHAREHOLDER OF
ENERGROUP HOLDINGS CORP.

on the other hand

December 31, 2007

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of December 31, 2007 (this “Agreement”), is made and entered into by and among the shareholders of Precious Sheen Investments Limited, a British Virgin Islands company (“PSI”) and the shareholders of PSI (each, a “PSI Shareholder,” collectively, the “PSI Shareholders”) listed on Schedule I attached, on the one hand; and Energroup Holdings Corporation, a public reporting Nevada corporation (OTCBB: EGHC.OB) (the “Company”), and Halter Financial Investments L.P. a Texas limited partnership (the “Energroup Shareholder”) on the other hand. PSI is a party to this agreement solely to make representations and warranties as set forth herein.

RECITALS

WHEREAS, Precious Sheen Investments Limited (PSI) owns 100% of Dalian Chuming Precious Sheen Investments Consulting Co., Ltd. (“Chuming”), which is a wholly foreign-owned enterprise (“WFOE”) under the laws of the Peoples’ Republic of China (“PRC” or “China”);

WHEREAS, Chuming has entered into a series of contractual arrangements with (i) Dalian Chuming Processed Foods Company Ltd., (ii) Dalian Chuming Slaughter and Packaging Pork Company Ltd., and (iii) Dalian Chuming Sales Company Ltd., each of which are limited liability companies based in, and organized under the laws of, the PRC;

WHEREAS, on December 17, 2007, the Board of Directors of the Company adopted resolutions approving the Company’s acquisition of shares of PSI by means of a share exchange with the PSI Shareholders, upon the terms and conditions hereinafter set forth in this Agreement;

WHEREAS, each PSI Shareholder owns the number of ordinary shares of PSI set forth opposite such PSI Shareholder’s name in Column I on Schedule I attached hereto (collectively, the “PSI Shares”);

WHEREAS, the PSI Shareholders own, collectively, a number of ordinary shares of PSI constituting 100% of the issued and outstanding share capital of PSI, and the PSI Shareholders desire to sell and transfer their respective holdings of the PSI Shares in exchange for shares of the Company pursuant to the terms and conditions of this Agreement;

  WHEREAS, the Energroup Shareholder holds an amount of ordinary shares of the Company which represents approximately 82% of the issued and outstanding share capital of the Company;

WHEREAS, the Energroup Shareholder will enter into this Agreement for the purpose of making certain representations, warranties, covenants, indemnifications and agreements;

WHEREAS, upon consummation of the transactions contemplated by this Agreement, PSI would become a 100% wholly-owned subsidiary of the Company, the former PSI Shareholders immediately prior to closing would hold 97.55% of the issued and outstanding shares of capital stock of the Company (the “Share Exchange”); and

WHEREAS, immediately following the Share Exchange transaction under this Agreement, the Company shall pursuant to a Securities Purchase Agreement dated an even date herewith (the “Securities Purchase Agreement”) sell and issue 3,863,635 shares of its common stock (the “Shares”) pursuant to a private placement of such Shares made in reliance upon an exemption from registration under Regulation D of the Securities Act of 1933, as amended, for an aggregate purchase price of US $16,925,000 (the “Financing”).

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

THE TRANSACTION

1.1 The Transaction. Upon the terms and subject to the conditions hereof, at the Closing (as hereinafter defined) the parties shall do the following:

(a)  The PSI Shareholders will sell, convey, assign, transfer and deliver to the Company share certificates representing the PSI Shares held by each PSI Shareholder as set forth in column (1) of Schedule I hereto, which in the aggregate shall constitute 100% of the issued and outstanding shares of PSI, each accompanied by a properly executed and authenticated share transfer form.

(b)  As consideration for the acquisition of the PSI Shares, the Company will issue to each PSI Shareholder, in exchange for such PSI Shareholder’s pro rata portion of the PSI Shares, the number of shares of common stock set forth opposite such party’s name in Column (2) on Schedule I attached hereto (collectively, the “Energroup Shares”).
(c)  The Company shall consummate its US $17,000,000 common stock Financing pursuant to the Securities Purchase Agreement.

(d)  At the closing of the Share Exchange and Financing, the Company shall pay cash consideration in the amount of US $450,000 out of the proceeds of the Financing to Halter Financial Group, L.P., a Texas limited partnership, for consulting services to be provided to the combined entities, to an account specified to PSI in writing by the Energroup Shareholder.

(e)  The total number of shares of common stock of the Company issued to the PSI Shareholders and investors in the Financing, after consummation of the transactions under this Agreement and the Securities Purchase Agreement shall equal 98.00% of the outstanding shares of the Company common stock at the time of Closing. For example, if there are 422,756 shares of the Company common stock outstanding immediately prior to the Closing, then there shall be 21,136,391 shares of the Company common stock issued and outstanding immediately following the closing of the Share Exchange and the Financing.

1.2 Closing Date. The closing of the Transaction (the “Closing”) shall take place as soon as practicable upon signing of this Agreement, and prior to December 31, 2007, or on such other date as may be mutually agreed upon by the parties. Such date is referred to herein as the “Closing Date.”

1.3 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the PSI Shareholders, PSI, the Energroup Shareholders, and/or the Company (as applicable) will take all such lawful and necessary action.

1.4 Certain Definitions. The following capitalized terms as used in this Agreement shall have the respective definitions:

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144.

“knowledge” shall mean the actual knowledge of the officers, directors or advisors of the referenced party.

“Lien” means any lien, charge, encumbrance, security interest, right of first refusal, right of participation or other restrictions of any kind.

“Material Adverse Effect” means a adverse effect on either referenced party or the combined entity resulting from the consummation of the transaction contemplated by this Agreement, or on the financial condition, results of operations or business, before or after the consummation of the transaction contemplated in this Agreement, which as a whole is or would be considered material to an investor in the securities of the Company.

“Non-U.S. Person” means any person who is not a U.S. Person or is deemed not to be a U.S. Person under Rule 902(k)(2).

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Restricted Period” shall have the meaning set forth in Section 3.4(b)(vi).

“Shares” shall mean the 3,863,635 shares of the Company common stock to be issued to one or more investors at the Closing under the Securities Purchase Agreement.

“Subsidiary” or “Subsidiaries,” of any Person, means any “subsidiary” as defined in Rule 1-02(x) of the Regulation S-X promulgated by the Commission under the Exchange Act of such Person.

“Trading Market” means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

“Transaction Documents” shall mean this Agreement, the Securities Purchase Agreement, and any and all other agreements entered into in connection with the Transaction.

“Transaction” shall mean the transactions contemplated by this Agreement, including the Share Exchange and the Financing.

“U.S. Person” as defined in Regulation S means: (i) a natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. Person; (iv) any trust of which any trustee is a U.S. Person; (v) any agency or branch of a foreign entity located in the United States; (vi) any nondiscretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated and (if an individual) resident in the United States; and (viii) a corporation or partnership organized under the laws of any foreign jurisdiction and formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts).

“United States” means and includes the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF
PRECIOUS SHEEN INVESTMENTS LIMITED

PSI hereby represents and warrants to the Company and the Energroup Shareholder as follows:

2.1  Organization. PSI has been duly incorporated, validly exists as a company, and is in good standing under the laws of its jurisdiction of incorporation, and has the requisite power to carry on its business as now conducted.

2.2  Capitalization. The authorized share capital of PSI consists of 10,000 ordinary shares, of which at the Closing, no more than 10,000 shares shall be issued and outstanding. All of the issued and outstanding share capital of PSI, as of the Closing, is duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no voting trusts or any other agreements or understandings with respect to the voting of PSI’s share capital. PSI owns 100% of the issued and outstanding capital stock of Dalian Chuming Precious Sheen Investments Consulting Co., Ltd., a wholly foreign owned enterprise formed in the PRC for foreign investment purposes.

2.3  Certain Corporate Matters. PSI is duly qualified to do business as a company and is in good standing under the laws of the British Virgin Islands, and in each other jurisdiction in which the ownership of its property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on PSI’s financial condition, results of operations or business. PSI has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

2.4  Authority Relative to this Agreement. PSI has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by PSI and the consummation by PSI of the transactions contemplated hereby have been duly authorized by the Board of Directors of PSI and no other actions on the part of PSI are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by PSI and constitutes a valid and binding agreement of PSI, enforceable against PSI in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

2.5  Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by PSI of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by PSI nor the consummation by PSI of the transactions contemplated hereby, nor compliance by PSI with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the memorandum and articles of association of PSI, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which PSI is a party or by which they any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to PSI, or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to Energroup taken as a whole.

2.6  Books and Records. The books and records of PSI delivered to the Company prior to the Closing fully and fairly reflect the transactions to which PSI is a party or by which it or its properties are bound and there shall be no material difference between the unaudited financials of PSI given to the Company and the actual reviewed US GAAP results of PSI for the nine month period ended September 30, 2007.

2.7  Intellectual Property. PSI has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of PSI infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

2.8  Litigation. PSI is not subject to any judgment or order of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against PSI. PSI is not a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of PSI, and PSI knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting PSI or to which PSI is a party.

2.9  Legal Compliance. To the best knowledge of PSI, after due investigation, no claim has been filed against PSI alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. PSI holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of their respective businesses as presently conducted.

2.10 Material Contracts. PSI has delivered to the Company copies of each of the material agreements of PSI not made in the ordinary course of business. All of the foregoing material agreements of PSI are referred to as the “Material Contracts.” The copies of each of the Material Contracts delivered are accurate and complete. Each Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto. There is no material default with respect to any such Material Contract which will give rise to liability in respect thereof on the part of PSI or the other parties thereto. No notice of default or similar notice has been given or received by PSI under any of such Material Contracts.

2.11  Disclosure. The representations and warranties and statements of fact made by PSI in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE PSI SHAREHOLDERS

The PSI Shareholders hereby represent and warrant to the Company as follows:

3.1 Ownership of the PSI Shares. Each PSI Shareholder owns, beneficially and of record, good and marketable title to the PSI Shares set forth opposite such PSI Shareholder’s name in Column (1) on Schedule I attached hereto, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or Shareholders’ agreements. Each PSI Shareholder represents that such person has no right or claims whatsoever to any shares of PSI share capital, other than shares listed across such PSI Shareholder on Schedule I and does not have any options, warrants or any other instruments entitling such PSI Shareholder to exercise to purchase or convert into share capital of PSI. At the Closing, the PSI Shareholders will convey to the Company good and marketable title to the PSI Shares, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, shareholders’ agreements or restrictions.

3.2  Authority Relative to this Agreement. This Agreement has been duly and validly executed and delivered by each PSI Shareholder and constitutes a valid and binding agreement of each PSI Shareholder, enforceable against each PSI Shareholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

3.3 Restricted Securities. Each PSI Shareholder acknowledges that upon Closing the Energroup Shares will not be registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities laws, that the Energroup Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Energroup Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this regard, each PSI Shareholder is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.4 Status of Shareholder. Each of the PSI Shareholders hereby makes the representations and warranties in either paragraph (a) or (b) of this Section 3.4, as indicated on the signature page of such shareholder forming a part of this Agreement:

(a) Accredited Investor Under Regulation D. Such PSI Shareholder is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act, an excerpt of which is included in the attached Annex A; or

(b) Non-U.S. Person Under Regulation S. Such PSI Shareholder:

(i) is not a “U.S. person” as defined by Rule 902 of Regulation S promulgated under the Securities Act of 1933 (the “Securities Act”), was not organized under the laws of any U.S. jurisdiction, and was not formed for the purpose of investing in securities not registered under the Securities Act;

(ii) at the time of Closing, the PSI Shareholder was located outside the United States;

(iii) no offer of the Energroup Shares was made to the PSI Shareholder within the United States;

(iv) the PSI Shareholder is either (a) acquiring the Energroup Shares for its own account for investment purposes and not with a view towards distribution, or (b) acting as agent for a principal that has signed this Agreement or has delivered representations and warranties substantially similar to this Section 3.4(b);

(v) all subsequent offers and sales of the Energroup Shares by the PSI Shareholder will be made outside the United States in compliance with Rule 903 of Rule 904 of Regulation S, pursuant to registration of the Shares under the Securities Act, or pursuant to an exemption from such registration; such PSI Shareholder understands the conditions of the exemption from registration afforded by section 4(l) of the Securities Act and acknowledges that there can be no assurance that it will be able to rely on such exemption.

(vi)  such PSI Shareholder will not resell the Energroup Shares to U.S. Persons or within the United States until after the end of the one (1) year period commencing on the date of Closing (the “Restricted Period”);

(vii) such PSI Shareholder shall not and hereby agrees not to enter into any short sales with respect to the common stock of the Company at any time after the execution of this Agreement by such PSI Shareholder and prior to the expiration of the Restricted Period;

(viii)  such PSI Shareholder understands that the Energroup Shares are being offered and sold to it in reliance on specific provisions of federal and state securities laws and that the parties to this Agreement are relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understanding of such PSI Shareholder set forth herein in order to determine the applicability of such provisions. Accordingly, such PSI Shareholder agrees to notify the Company of any events which would cause the representations and warranties of such PSI Shareholder to be untrue or breached at any time after the execution of this Agreement by such PSI Shareholder and prior to the expiration of the Restricted Period;

(ix) in the event of resale of the Energroup Shares to non-U.S. Persons outside of the U.S. during the Restricted Period, such PSI Shareholder shall provide a written confirmation or other written notice to any distributor, dealer, or person receiving a selling concession, fee, or other remuneration in respect of the Shares stating that such purchaser is subject to the same restrictions on offers and sales that apply to the undersigned, and shall require that any such purchase shall provide such written confirmation or other notice upon resale during the Restricted Period;

(x)  such PSI Shareholder has not engaged, nor is it aware that any party has engaged, and it will not engage or cause any third party to engage in any “directed selling” efforts (as such term is defined in Regulation S) in the United States with respect to the Energroup Shares;

(xi)  such PSI Shareholder is not a “distributor” as such term is defined in Regulation S, and it is not a “dealer” as such term is defined in the Securities Act;

(xii) such PSI Shareholder has not taken any action that would cause any of the parties to this Agreement to be subject to any claim for commission or other or remuneration by any broker, finder, or other person; and

(xiii)  such PSI Shareholder hereby represents that it has satisfied fully observed of the laws of the jurisdiction in which it is located or domiciled, in connection with the acquisition of the Energroup Shares or this Agreement, including (i) the legal requirements of the such PSI Shareholder’s jurisdiction for the purchase and acquisition of the Energroup Shares, (ii) any foreign exchange restrictions applicable to such purchase and acquisition, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, which may be relevant to the purchase, holding, redemption, sale, or transfer of the Energroup Shares; and further, the PSI Shareholder agrees to continue to comply with such laws as long as it shall hold the Energroup Shares.

3.5 Investment Risk. Each PSI Shareholder is able to bear the economic risk of acquiring the Energroup Shares pursuant to the terms of this Agreement, including a complete loss of such PSI Shareholder’s investment in the Energroup Shares.

3.6 Restrictive Legends. Each PSI Shareholder acknowledges that the certificate(s) representing such PSI Shareholder’s pro rata portion of the Energroup Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form, corresponding to the shareholder’s status as set forth in Section 3.4 and the signature pages hereto:

REGULATION D LEGEND:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

REGULATION S LEGEND:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION; HEDGING TRANSACTIONS INVOLVING THE SHARES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ENERGROUP
AND THE ENERGROUP SHAREHOLDER

The Company and the Energroup Shareholder hereby represent and warrant, jointly and severally, to PSI and the PSI Shareholders as of the date hereof and as of the Closing Date (unless otherwise indicated), as follows:

4.1 General Representations and Warranties of the Company and the Energroup Shareholder. The Company and the Energroup Shareholder (referred to collectively as the “Energroup Parties”) hereby jointly and severally make the following representations and warranties to PSI and the PSI Shareholders:

(a) Subsidiaries. The Company does not have any direct or indirect Subsidiaries. All the issued and outstanding shares of capital stock of the Company is validly issued and are fully paid, non-assessable and free of preemptive and similar rights. As of the Closing, the Company shall own 100% of the share capital of PSI, free and clear of all Liens.

(b) Organization and Qualification. The Company is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its respective properties and assets and to carry on its respective business as currently conducted. The Company is not in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. The Company is duly qualified to conduct its business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(c) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of the Agreement and the Securities Purchase Agreement, and the consummation by the Energroup Parties of the transactions contemplated herein have been duly authorized by all necessary action on the part of each of the Energroup Parties and no further action is required by any of them in connection with such authorization. The execution of this Agreement has been (or upon delivery will have been) duly executed by the Company and the Energroup Shareholder (as applicable) and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company and the Energroup Shareholder, enforceable against each in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(d) No Conflicts. The execution, delivery and performance of the this Agreement by the Energroup Parties, and the consummation by the Energroup Parties, of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or the Agreement, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument, or agreement under which any property or asset of the Company is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any United States or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals. The Energroup Parties are not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any United States or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Energroup Parties, other than the filing of a current reports on Form 8-K to report the transaction effected by this Agreement.

(f) Issuance of the Energroup Shares. The Energroup Shares have been duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens.

(g) Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock of the Company is specified in Schedule 4.1(g). Except as specified in Schedule 4.1(g), no securities of the Company are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement. Except as specified in Schedule 4.1(g), there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of common stock, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of common stock, or securities or rights convertible or exchangeable into shares of common stock.

(h) SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as the Company was required by law to file such reports), (the foregoing materials being collectively referred to herein as the “SEC Reports” and, together with the Schedules to this Agreement (if any), the “Disclosure Materials”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i) Press Releases. The press releases disseminated by the Company during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not misleading.

(j) Material Changes. Except as specifically disclosed in the SEC Reports, since September 30, 2007 (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or the identity of its past or present auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or Affiliate. The Company does not have pending before the Commission any request for confidential treatment of information. The Company has provided full documentation and disclosure of all material changes described in this subparagraph (j) to PSI and the PSI Shareholders prior to the Closing.

(k) Litigation. There is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of the Agreement or (ii) except as specifically disclosed in the SEC Reports, could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. The Company is not, nor is any director or officer of the Company (in his or her capacity as such), subject to any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty, except as specifically disclosed in the SEC Reports. There has not been, and to the knowledge of the Company, there is not pending any investigation by the Commission involving the Company or any of its respective current or former directors or officers (in his or her capacity as such). The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any of its predecessors, under the Exchange Act or the Securities Act.

(l) Labor Relations. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company. The Company does not have any employment or labor contracts, agreements or other understandings with any Person.

(m) Indebtedness; Compliance. The Company is not a party to any indenture, debt, capital lease obligation, mortgage, loan or credit agreement by which it or any of its properties is bound. The Company is not (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by such Existing Company Entity under), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) in violation of any order of any court, arbitrator or governmental body, or (iii) in violation (at any prior time) of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. The Company is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Material Adverse Effect.

(n) Regulatory Permits. The Company possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, and the Company has not received any notice of proceedings relating to the revocation or modification of any such permits.

(o) Title to Assets. The Company does not own any interest in real property, nor is the Company a party to any real property lease.

(p) Patents and Trademarks. The Company has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (collectively, the “Intellectual Property Rights”). No Existing Company Entity has received a written notice that the Intellectual Property Rights used by any of them violates or infringes upon the rights of any Person. Except as set forth in the SEC Reports, to the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. No former or current employee, no former or current consultant, and no third-party joint developer of any Existing Company Entity has any Intellectual Property Rights made, developed, conceived, created or written by the aforesaid employee or consultant during the period of his or her retention by such Existing Company Entity which can be asserted against any Existing Company Entity.

(q) Insurance. The Company has no insurance policies of any kind in effect.

(r) Transactions With Affiliates and Employees; Customers. Except as set forth in the SEC Reports, none of the officers or directors of the Company, and to the knowledge of the Company, none of the employees of the Company, is presently a party to any transaction with the Company, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner. The Energroup Parties do not owe any money or other compensation to any of the respective officers or directors or shareholders of the Company. The Company has no present obligations, agreements or dealings with any past or present customer.

(s) Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for itself and designed such disclosure controls and procedures to ensure that material information relating to the Company is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Form 10-KSB or 10-QSB, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures in accordance with Item 307 of Regulation S-B under the Exchange Act for the Company’s most recently ended fiscal quarter or fiscal year-end (such date, the “Evaluation Date”). The Company presented in its most recently filed Form 10-KSB or Form 10-QSB the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 308(c) of Regulation S-B under the Exchange Act) or, to the Company’s knowledge, in other factors that could significantly affect any of the Company’s internal controls.

(t) Solvency. Based on the financial condition of the Company, as of the Closing Date (and assuming that the Closing shall have occurred), (i) the Company’s fair saleable value of their respective assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on their respective business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with any proceeds that the Company would receive (exclusing the proceeds from the Financing), were the Company to liquidate all of its respective assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its respective ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(u) Certain Fees. Except as described in Schedule 4.1(u), no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated under this Agreement.

(v) Certain Registration Matters. Assuming the accuracy of the representations and warranties of PSI and the PSI Shareholders set forth in Article 3 hereof, no registration under the Securities Act is required for the offer and sale of the Energroup Shares by the Company to the PSI Shareholders under this Agreement. The Company is eligible to register its common stock for resale by the investors acquiring shares under the Securities Purchase Agreement under Form S-1 promulgated under the Securities Act. Except as specified in Schedule 4.1(v), the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the Commission or any other governmental authority that have not been satisfied.

(w) Listing and Maintenance Requirements. Except as specified in the SEC Reports, the Company has not, in the two years preceding the date hereof, received notice from any Trading Market to the effect that the Company is not in compliance with the listing or maintenance requirements thereof. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of its common stock on the Trading Market on which its common stock is currently listed or quoted. The issuance of the Energroup Shares does not contravene the rules and regulations of the Trading Market on which its common stock is currently listed or quoted, and no approval of the shareholders of the Company thereunder is required for the Company to issue and deliver the Energroup Shares to the PSI Shareholders under this Agreement.

(x) Investment Company. The Company is not, and is not an Affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(y) Application of Takeover Protections. The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Articles of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the PSI Shareholders as a result of such shareholders and the Company fulfilling their obligations or exercising their rights under this Agreement.

(z) OFAC. The Company, nor any of its directors, officers, agents, employees, Affiliates or Persons acting on behalf of the Company, are not currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

(aa) Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(bb) Registration Rights. Except for the registration rights provided to the Energroup Shareholder in connection with the transaction contemplated under this Agreement, at the time of Closing the Energroup Shareholder has no registration rights or agreement with the Company to provide any similar rights.

4.2 No Liabilities. Except as otherwise disclosed in the Company’s Financial Statements or incurred in the ordinary course of business after the quarter ended September 30, 2007 (the financial statements of which were filed with the SEC along with the Company’s quarterly report on Form 10-QSB on November 1, 2007), the Company has no other undisclosed liabilities whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise. The Company and the Energroup Shareholder represent that at the date of Closing, the Company shall have no liabilities or obligations whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise.

4.3  Tax Matters. Except as disclosed in Schedule 4.3:

(a)  The Company has duly filed all material federal, state, local and foreign tax returns required to be filed (if any) by or with respect to them with the Internal Revenue Service or other applicable taxing authority, and no extensions with respect to such tax returns have been requested or granted;

(b)  The Company has paid, or adequately reserved against in the Company’s Financial Statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to them (if any);

(c)  To the best knowledge of the Company, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any of the Company’s tax returns;

(d)  No waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from the Company; and

  For the purposes of this Section 4.3, a tax is due (and must therefore either be paid or adequately reserved against in the Company’s Financial Statements) only on the last date payment of such tax can be made without interest or penalties, whether such payment is due in respect of estimated taxes, withholding taxes, required tax credits or any other tax.

4.4  Books and Records. The books and records of the Company delivered to PSI and the PSI Shareholders prior to the Closing fully and fairly reflect the transactions to which the Company is a party or by which they or their properties are bound.

4.5  Other Agreements. The Company has no material contracts, leases, arrangements or commitments (whether oral or written). The Company is not a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property; (e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; or (j) the sale of personal property.

4.6 No SEC or NASD Inquiries. Neither Energroup nor any of its past or present officers or directors is, or has ever been, the subject of any formal or informal inquiry or investigation by the SEC or NASD.

4.7  Disclosure. The representations and warranties and statements of fact made by the Energroup Parties in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 5

INDEMNIFICATION

5.1 Energroup Shareholder Indemnification. For a period of twenty four (24) months after the Closing, the Energroup Shareholder (“Indemnifying Party”) agrees to indemnify PSI, the PSI Shareholders and each of the officers, agents and directors of PSI or the PSI Shareholders (each an “Indemnified Party”) against any loss, liability, claim, damage or expense (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) (each, a “Claim”) to which it or they may become subject arising out of or based on either (i) any breach of or inaccuracy in any of the representations and warranties or covenants or conditions made by the Company and/or the Energroup Shareholder herein in this Agreement; or (ii) any and all liabilities arising out of or in connection with: (A) any of the assets of the Company prior to the Closing; or (B) the operations of the Company prior to the Closing (the “Energroup Shareholders Indemnification”). During the period of the Energroup Shareholders Indemnification, if PSI or the PSI Shareholders shall become reasonably aware of any Claim covered by this Section 5.1, and while such Claim is unresolved, PSI shall have the right to issue stop transfer instructions to its transfer agent with respect to the the Company shares held by the Indemnifying Party.

5.2 Indemnification Procedures. If any action shall be brought against any Indemnified Party in respect of which indemnity may be sought pursuant to this Agreement, such Indemnified Party shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party shall have the right to assume the defense thereof with counsel of its own choosing. Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that the employment thereof has been specifically authorized by the Indemnifying Party in writing, the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party. The Indemnifying Party will not be liable to any Indemnified Party under this Article 5 for any settlement by an Indemnified Party effected without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld or delayed; or to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Indemnified Party’s indemnification pursuant to this Article 5.

ARTICLE 6

COVENANTS OF THE PARTIES

6.1 Corporate Examinations and Investigations. Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of PSI and the Company as each party may request. In order that each party may have the full opportunity to do so, PSI and the Company, the PSI Shareholders and the Energroup Shareholder shall furnish each party and its representatives during such period with all such information concerning the affairs of PSI or the Company as each party or its representatives may reasonably request and cause PSI or the Company and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party’s representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party’s premises, with copies thereof to be provided to each party and/or its representatives upon request.

6.2 Cooperation; Consents. Prior to the Closing, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the transactions contemplated by this Agreement and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

6.3 Conduct of Business. Subject to the provisions hereof, from the date hereof through the Closing, each party hereto shall (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing and (ii) not enter into any material transactions or incur any material liability not required or specifically contemplated hereby, without first obtaining the written consent of PSI and the holders of a majority of voting shares of PSI on the one hand and the Company and the holders of a majority of voting stock of the Company common stock on the other hand. Without the prior written consent of PSI, the PSI Shareholders, the Company or the Energroup Shareholder, except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

6.4 Litigation. From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a Material Adverse Effect on the Company or PSI.

6.5 Notice of Default. From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party’s representations or warranties herein.

6.7 Bylaws. If necessary, the Company shall amend its Bylaws to permit the election and/or appointment of additional new directors to the Company’s Board of Directors as set forth in Section 7.1(a) below.

6.8 Confidentiality; Access to Information.

(a) Confidentiality. Any confidentiality agreement or letter of intent previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article 8 hereof, each party will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Transaction contemplated hereby.

(b) Access to Information.

(i) PSI will afford the Company and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of PSI during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of PSI, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 6.8 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

(ii) The Company will afford PSI and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as PSI may reasonably request. No information or knowledge obtained by PSI in any investigation pursuant to this Section 6.8 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

6.9 Public Disclosure. Except to the extent previously disclosed or to the extent the parties believe that they are required by applicable law or regulation to make disclosure, prior to Closing, no party shall issue any statement or communication to the public regarding the transaction contemplated herein without the consent of the other party, which consent shall not be unreasonably withheld. To the extent a party hereto believes it is required by law or regulation to make disclosure regarding the Transaction, it shall, if possible, immediately notify the other party prior to such disclosure. Notwithstanding the foregoing, the parties hereto agree that the Company will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act reasonably acceptable to PSI to report the execution of this Agreement and that any party hereto may file any reports as required by the Exchange Act including, without limitation, any reports on Schedule 13D.

6.12 Reverse Stock Split on a 4.6-to-1 Ratio. The Company shall undertake to prepare all documentation necessary in order to effect a 4.6-to-1 reverse stock split of all of its common stock (“Reverse Stock Split”), which shall become effective prior to the Closing. All documentation for the Reverse Stock Split shall be reasonably acceptable to the PSI Shareholders and counsel to PSI.

6.11 Assistance with Post-Closing SEC Reports and Inquiries. Upon the reasonable request of PSI, after the Closing Date, each Energroup Shareholder shall use his reasonable best efforts to provide such information available to it, including information, filings, reports, financial statements or other circumstances of the Company occurring, reported or filed prior to the Closing, as may be necessary or required by the Company for the preparation of the post-Closing Date reports that the Company is required to file with the SEC to remain in compliance and current with its reporting requirements under the Exchange Act, or filings required to address and resolve matters as may relate to the period prior to the Closing and any SEC comments relating thereto or any SEC inquiry thereof.

6.12 Substitution of Registration Rights. The Energroup Shareholder agrees to cause its registration rights that pre-exist this Agreement, with respect to the Company shares it holds (i.e., the registration rights it holds under the Stock Purchase Agreement dated May 3, 2007 by and among the Energroup Shareholder, the Company, Stephen Fry, Thomas Howells and Barry Richmond (“Halter SPA”)), to be modified and amended by a written agreement with the Company such that:

(a) the Energroup Shareholder shall cancel and prospectively waive its piggy-back registration rights set forth in Section 5(f)(ii) of the Halter SPA; and

(b) the Energroup Shareholder shall covenant that it shall not exercise its demand registration rights set forth in Section 5(f)(i) of the Halter SPA until such time as all of the Registrable Securities (as defined in the Registration Rights Agreement) held by the Investors a party thereto have been effectively registered on an appropriate form of registration statement and declared effective by the SEC.

ARTICLE 7

CONDITIONS TO CLOSING

7.1  Conditions to Obligations of PSI and the PSI Shareholders. The obligations of PSI and the PSI Shareholders under this Agreement shall be subject to each of the following conditions:

(a) Closing Deliveries. At the Closing, the Company and/or the Energroup Shareholder shall have delivered or caused to be delivered to PSI and the PSI Shareholders the following:

(i)  written resignations of all officers and directors of the Company in office immediately prior to the Closing;

(ii)  resolutions duly adopted by the Board of Directors of the Company approving the following events or actions, as applicable:

a.	the execution, delivery and performance of the Agreement;

b.	the Transaction and the terms thereof;

c.	adoption of bylaws in the form agreed by the parties;

d.	fixing the number of authorized directors on the board of directors at seven (7);

e.	the appointment of the following individuals as directors to serve on the the Company board of directors (the “Chuming Directors”):

Shi Huashan
Wang Shu
Ma Fengqin
Wang Shuying
Matthew Dillon
Wendy Li
Nestor Gounaris

f.	the appointment of the following persons as officers of the Company, with the titles set forth opposite his name (the “Chuming Officers”):

Name	Position

Shi Huashan	President, Chief Executive Officer and Chairman of the Board
Wang Shu	Chief Financial Officer
Chen Fuyuan	Chief Operating Officer
Yan Jinglu	Marketing Director and General Manager of Sales Subsidiary
Chen Shujie	Vice General Manager – Dalian Chuming Sales Subsidiary
Cui Zhiqiang	General Manager – Dalian Chuming Foods Subsidiary
Ma Yongjun	General Manager – Dalian Chuming Meat Products Subsidiary
Sun Qiuye	Vice General Manager – Dalian Chuming Meat Products Subsidiary
Xu Liqin	Finance Director – Dalian Chuming Meat Products Subsidiary
Wang Suping	General Manager – Dalian Chuming Foods Subsidiary
Song Deqi	Vice General Manager – Dalian Chuming Foods Subsidiary
Ma Fengqin	Vice President

(iii)  a certificate of good standing for the Company from its jurisdiction of incorporation, dated not earlier than five (5) days prior to the Closing Date;

(iv) an instruction letter signed by the President of the Company addressed to the Company’s transfer agent of record, in a form reasonably acceptable to PSI and consistent with the terms of this Agreement, instructing the transfer agent to issue share certificates representing the Energroup Shares to be delivered pursuant to this Agreement registered in the names set forth in Schedule I;

(v)  the Reverse Stock Split shall have been effectuated by the filing of the Amendment to the Company’s Articles of Incorporation with the Secretary of State of Nevada;

(v)   evidence satisfactory to PSI of the satisfactory completion of the Reverse Stock Split, including delivery by the Company of all documentation relating to the same, and delivery to the transfer agent of the Company of an instruction letter to execute the Reverse Stock Split and a definitive shareholder ledger reflecting the same;

(vi)  this Agreement duly executed by the Company and the Energroup Shareholder;

(vii) all corporate records, agreements, seals and any other information reasonably requested by PSI’s representatives with respect to the Company; and

(viii)  such other documents as PSI and/or the PSI Shareholders may reasonably request in connection with the transactions contemplated hereby.

(b) Representations and Warranties to be True. The representations and warranties of the Company and the Energroup Shareholder herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. The Company and the Energroup Shareholder shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c) Transfer of On-Going Business. All debts, payables, liabilities and obligations to the Company shareholders or any other third parties shall have been completely and definitively settled, and satisfactory written evidence of said settlement shall have been furnished to PSI and its representatives.

(d) No Assets and Liabilities. At the Closing, the Company shall have no liabilities, debts or payables (contingent or otherwise), no tax obligations, no material assets, and except as contemplated in this Agreement, no material changes to its business or financial condition shall have occurred since the date of this Agreement.

(e) SEC Filings. At the Closing, the Company will be current in all SEC filings required by it to be filed.

(f) Outstanding Common Stock. The Company shall have at least 21,739,130 shares of its common stock authorized and shall have no more than 21,559,090 shares of its common stock issued and outstanding immediately after issuance of the Shares pursuant to the Financing and the Share Exchange.

(g)  Prior Registration Rights. The Energroup Shareholder shall have presented evidence reasonably satisfactory to PSI or its representative, of the amendment and modification of its pre-existing registration rights in compliance with Section 6.12.

7.2 Conditions to Obligations of the Company and the Energroup Shareholder. The obligations of the Company and the Energroup Shareholder under this Agreement shall be subject to each of the following conditions:

(a) Closing Deliveries. On the Closing Date, PSI and/or the PSI Shareholders shall have delivered to the Company the following:

(i)	this Agreement duly executed by PSI and the PSI Shareholders;

(ii)	share certificates representing the PSI Shares to be delivered pursuant to this Agreement duly endorsed or accompanied by duly executed share transfer forms;

(iii)	such other documents as the Company may reasonably request in connection with the transactions contemplated hereby.

(b) Representations and Warranties True and Correct. The representations and warranties of PSI and the PSI Shareholders herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. PSI and the PSI Shareholders shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

ARTICLE 8

SEC FILING; TERMINATION

8.1 At or prior to Closing, the Company shall prepare the information statement required by Rule 14f-1 promulgated under the Exchange Act (“14f-1 Information Statement”), and the Company shall file the 14f-1 Information Statement with the SEC and mail the same to each of the Company’s shareholders of record. Prior to filing, the Company shall provide PSI and its counsel a reasonable opportunity to review and comment on the 14f-1 Information Statement, which shall be in a form reasonably acceptable to said counsel.

8.2 This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of the Company and PSI;

(b) by either the Company or PSI if the Transaction shall not have been consummated for any reason by December 31, 2007; provided, however, that the right to terminate this Agreement under this Section 8.2(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transaction to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either the Company or PSI if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, which order, decree, ruling or other action is final and non-appealable;

(d) by PSI, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become materially untrue, in either case such that the conditions set forth in Section 7.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the Closing Date, then PSI may not terminate this Agreement under this Section 8.2(d) for thirty (30) days after delivery of written notice from PSI to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that PSI may not terminate this Agreement pursuant to this Section 8.2(d) if it shall have materially breached this Agreement or if such breach by the Company is cured during such thirty (30) day period); or

(e) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of PSI or PSI Shareholders set forth in this Agreement, or if any representation or warranty of PSI or PSI Shareholders shall have become materially untrue, in either case such that the conditions set forth in Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in PSI’s or PSI Shareholders' representations and warranties or breach by PSI or PSI Shareholders is curable by PSI or PSI Shareholders prior to the Closing Date, then the Company may not terminate this Agreement under this Section 8.2(e) for thirty (30) days after delivery of written notice from the Company to PSI and PSI Shareholders of such breach, provided PSI and PSI Shareholders continue to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.2(e) if it shall have materially breached this Agreement or if such breach by PSI or PSI Shareholders is cured during such thirty (30) day period).

8.3 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.2 above will be effective immediately upon (or, if the termination is pursuant to Section 8.2(d) or Section 8.2(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.2, this Agreement shall be of no further force or effect and the Transaction shall be abandoned, except as set forth in this Section 8.2, Section 8.3 and Article 9 (General Provisions), each of which shall survive the termination of this Agreement.

ARTICLE 9

GENERAL PROVISIONS

9.1  Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed by registered or certified mail (postage prepaid and return receipt requested) to the party to whom the same is so delivered, sent or mailed at addresses set forth on the signature pages hereof (or at such other address for a party as shall be specified by like notice).

9.2  Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

9.3  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

9.4  Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

9.5 Separate Counsel. Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement, and that no counsel to any party hereto has acted or is acting as counsel to any other party hereto in connection with this Agreement.

9.6  Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada.

9.7  Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile, which facsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked manually executed document.

9.8 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by PSI, the Company, and holders of a majority of outstanding voting shares of PSI and the holders of a majority of outstanding voting stock of the Company; provided that, the consent of any PSI or the Company shareholder that is a party to this Agreement shall be required if the amendment or modification would disproportionately affect such shareholder (other than by virtue of their ownership of PSI or the Company shares, as applicable).

9.9 Parties In Interest. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto.

9.10 Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

9.11 Expenses. At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties have executed this Share Exchange Agreement as of the date first written above.

ENERGROUP:

ENERGROUP HOLDINGS CORPORATION
a Nevada corporation

By:
Timothy P. Halter
Chief Executive Officer, President

Address for Notices:

12890 Hilltop Road
Argyle, Texas 76226
Fax: 940.455.7337

ENERGROUP SHAREHOLDER:

HALTER FINANCIAL INVESTMENTS L.P.

Timothy P. Halter, Chairman
Halter Financial Investments GP, LLC
its General Partner

Address for Notices:

12890 Hilltop Road
Argyle, Texas 76226
Fax: 940.455.7337

PSI:

PRECIOUS SHEEN INVESTMENTS LIMITED
a company incorporated and existing under the laws of the British Virgin Islands

By:
Name: Shi Huashan
Title: Director

Address for Notices:

No. 9, Xin Yi Street
Ganjingzi District
Dalian City, Liaoning Province
PRC 116039

Facsimile: +86 411 867 166 90

SIGNATURE PAGE OF PSI SHAREHOLDERS

PSI SHAREHOLDERS:

(Name of Shareholder)

(Signature)

(Name of Authorized Representative, if applicable)

(Title of Authorized Representative, if applicable)

Shareholder Address for Notices:

Fax:

Check One:

The PSI Shareholder above hereby certifies that it is:

☐	an “Accredited Investor” under Regulation D of the Securities Act (see Section 3.4 and Annex A of this Agreement; or

☐
a Non-U.S. Person, that hereby confirms that the representations and warranties in Section 3.4(b) of this Agreement are true and correct as to such PSI Shareholder, and hereby accepts and agrees to comply with the covenants in Section 3.4(b).

SCHEDULE I

SHAREHOLDERS

Name of PSI Shareholder	Percentage Interest in PSI	(2) Energroup Shares Issued to PSI Shareholders	Percentage of Outstanding Energroup Shares Post- Transaction
Shine Gold Holdings Limited	63.45%	10,690,668	50.58%
Shiny Snow Holdings Limited	11.57%	1,948,890	9.22%
Smart Beat Limited	12.16%	2,049,390	9.70%
Hectrix International Investment Holding Limited	5.39%	908,866	4.30%
Sunway Classic Limited	1.22%	211,364	1.00%
Hunter Wise Financial Group, LLC	2.51%	422,727	2.00%
Redwood Capital, Inc.	2.54%	428,095	2.03%
Chief Capital	1.13%	190,000	0.90%
TOTAL:

ANNEX A

ACCREDITED INVESTOR DEFINITION

Category A	The undersigned is an individual (not a partnership, corporation, etc.) whose individual net worth, or joint net worth with his or her spouse, presently exceeds $1,000,000.

Category B
The undersigned is an individual (not a partnership, corporation, etc.) who had an income in excess of $200,000 in each of the two most recent years, or joint income with his or her spouse in excess of $300,000 in each of those years (in each case including foreign income, tax exempt income and full amount of capital gains and losses but excluding any income of other family members and any unrealized capital appreciation) and has a reasonable expectation of reaching the same income level in the current year.

Category C	The undersigned is a director or executive officer of the Company which is issuing and selling the securities.

Category D
The undersigned is a bank; a savings and loan association; insurance company; registered investment company; registered business development company; licensed small business investment company (“SBIC”); or employee benefit plan within the meaning of Title 1 of ERISA and (a) the investment decision is made by a plan fiduciary which is either a bank, savings and loan association, insurance company or registered investment advisor, or (b) the plan has total assets in excess of $5,000,000 or (c) is a self directed plan with investment decisions made solely by persons that are accredited investors.

Category E	The undersigned is a private business development company as defined in section 202(a)(22) of the Investment Advisors Act of 1940.

Category F
The undersigned is either a corporation, partnership, Massachusetts business trust, or non-profit organization within the meaning of Section 501(c)(3) of the Internal Revenue Code, in each case not formed for the specific purpose of acquiring the Securities and with total assets in excess of $5,000,000.

Category G
The undersigned is a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Securities, where the purchase is directed by a “sophisticated investor“ as defined in Regulation 506(b)(2)(ii) under the Act.

Category H
The undersigned is an entity (other than a trust) in which all of the equity owners are “accredited investors” within one or more of the above categories. If relying upon this Category alone, each equity owner must complete a separate copy of this Agreement.

EXHIBIT A

ENERGROUP SHAREHOLDER REGISTRATION RIGHTS AGREEMENT